UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015

PANACEA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30424	33-0680443
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

330 Highway #7 East, Suite #502, Richmond Hill Ontario, Canada	L4B3P8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 450-6414

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 23, 2015, a subsidiary of Panacea Global, Inc. (the “Company”) entered into a Distributor Agreement (the “Agreement”) with Panacea Avecina, Inc. (“Avecina”), an Ontario-chartered entity unrelated to the Company. Avecina agreed to distribute the cancer testing products based on human aspartyl beta-hydroxylase of the Company’s Ontario-chartered subsidiary, Panacea Global, Inc. (“Panacea Ontario”), in the countries of Bahrain, Iran, Iraq, Jordan, Oman, and Yemen. Avecina will pay $70 per product to Panacea Ontario with a goal of purchasing and distributing $500,000 worth of products by December 31, 2015.

Avecina has two obligations pursuant to the Agreement. Its first obligation is to purchase a minimum of $40,000 worth of products from Panacea Ontario by December 31, 2015. Its second obligation is to pay one billion, four hundred million (1,400,000,000) tomans to Panacea Ontario by January 23, 2018. Tomans are a superunit of the Iranian currency, the rial. 1 toman equals 10 rials. As of February 12, 2015, 1.4 billion tomans, i.e., 14 billion rials, equaled approximately $500,000 in US dollars.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the provisions of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2015 the Board of Directors (the “Board”) of the Company unanimously appointed Mr. Reza Samimi and Dr. Hossein A. Ghanbari as members of the Board. The Board now has five members.  Mr. Samimi and Dr. Ghanbari will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws.

Arrangements or Understandings

There are no arrangements or understandings between and among Mr. Samimi and Dr. Ghanbari and any other persons pursuant to which Mr. Samimi and Dr. Ghanbari were selected to serve as members of the Board.

Committees

The Board does not currently have nominating, audit, or other committees.

Related Party Transactions

Canroyal Pharma Incorporated owns six million shares of the Company’s common stock. Mr. Samimi owns eighty percent (80%) of this entity and thus has sole voting and sole investment control over the Company shares held by Canroyal Pharma Incorporated. As of February 12, 2015, six million shares is over five percent (5%) of the Company’s shares of common stock issued and outstanding.

Dr. Ghanbari is the Chief Executive Officer and owns the majority of Panacea Pharmaceuticals Inc. (“Panacea Pharmaceuticals”). Panacea Pharmaceuticals owns 35.5 million shares of the Company’s common stock. Dr. Ghanbari has sole voting and sole investment control over the Company shares held by Panacea Pharmaceuticals. As of February 12, 2015, 35.5 million shares is over thirty-two percent (32%) of the Company’s shares of common stock issued and outstanding.

In addition, as previously described in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 that was filed with the Securities and Exchange Commission on November 14, 2014, the Company and Panacea Pharmaceuticals are parties to a licensing agreement.  Pursuant to the licensing agreement, the Company has the exclusive right to develop, use, and market Panacea Pharmaceuticals’ cancer diagnostic technologies based on human aspartyl beta-hydroxylase, with rights to sublicense worldwide, except for the United States of America. The licensing agreement required the Company to pay a license fee of $2,500,000 to Panacea Pharmaceuticals by January 18, 2015. The Company fully paid the $2,500,000 it owed to Panacea Pharmaceuticals during the three months ended September 30, 2014.

Material Plans, Contracts, or Arrangements

There are no material plans, contracts, or arrangements to which Mr. Samimi and/or Dr. Ghanbari are parties or in which they participate that was entered into or amended in connection with their selection to serve as members of the Board.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:  The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Distributor Agreement, dated January 23, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PANACEA GLOBAL, INC.

Date: February 17, 2015	By:	/s/ Mahmood Moshiri
Mahmood Moshiri Chief Executive Officer

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